EXHIBIT 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms (“Auditors”)” and “Representations and Warranties” (paragraph 4.1(f) of the Agreement and Plan of Reorganization) included in the Prospectus/Proxy Statement that forms part of the Registration Statement on Form N-14 of Scudder Capital Growth Fund (File No. 333-120535) (the “Registration Statement”) and to the references to us included in Scudder Growth Fund’s Prospectuses and Statement of Additional Information dated December 1, 2004 which are incorporated by reference into the Registration Statement, and to the incorporation by reference into the Registration Statement of our report dated November 19, 2004 on the financial statements and financial highlights of Scudder Growth Fund included in the Annual Report of Scudder Growth Fund dated September 30, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 27, 2004